Exhibit 99.01

                  Covansys Signs Master Subcontractor Agreement with Aradyme for Voter Registration Services

 * Covansys contracts with Aradyme for their proven data migration services to assist in consolidating the data from various state governments' disparate county/township voter registration databases into single statewide systems.

   * Aradyme's data migration services greatly minimize the risk of schedule delays and cost overruns inherent in complex data migration projects.


AMERICAN FORK, UT--Aradyme Corporation (OTCBB: ADYE) announced today that it has signed a teaming agreement with Covansys (Nasdaq: CVNS), a global consulting and technology services company specializing in industry-specific solutions to integrate and oversee voter registration and election management solutions that enable state governments to comply with the Help America Vote Act (HAVA) of 2002. The relationship commences immediately. Aradyme has bid, or is in the process of bidding multiple states seeking voter registration solutions.

Under this agreement, Aradyme will provide their proven data migration services needed to consolidate the states' disparate county voter registration databases into single statewide systems. These services are made possible because of the flexibility of Aradyme's underlying next-generation database technology. "Covansys is committed to teaming with Aradyme to deliver a best-of-breed solution in the e-Government space," stated Bryce Haws, senior vice president of Public Sector Sales at Covansys. "What excites us most is Aradymes' many-to-one approach and their ability to greatly mitigate our clients' risk that is inherent in data conversion. Aradyme greatly simplifies the problem the states face with so many disparate systems at the county level." "We are truly delighted to have Covansys as a partner. We anticipate a very successful and long relationship that will extend far beyond the current opportunity that HAVA has created," said James R. Spencer, chief executive officer of Aradyme Corporation. "The election management market is a very complex and critical space and this teaming agreement further advances our leadership in data migration services." About the Help America Vote Act Under the Help America Vote Act (HAVA) of 2002, each state is required to establish and maintain a single, central, uniform, official and interactive computerized statewide voter registration database defined, maintained, and administered at the state level. The database is expected to contain the name and registration information of every legally registered voter in the state. The Act also requires the appropriate state or local election official to update the data in this repository on a regular basis. In an effort to support these endeavors, the federal government will award more than three billion dollars to the 50 states through 2006. The deadline for states to implement a HAVA-compliant computerized statewide voter registration database is January 1, 2006. For more information on these and other HAVA requirements, visit http://www.fec.gov/hava/hava.htm.

About Covansys
--------------
Headquartered in Michigan, Covansys Corporation (Nasdaq: CVNS) is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services. Clients gain competitive advantage by leveraging unique on-site, offsite, offshore delivery capability to achieve rapid deployment, world-class quality and reduced costs. A leader in the public sector market, Covansys is also known for application maintenance and development outsourcing in the healthcare, financial services, retail and distribution, manufacturing, telecommunications and high-tech industries. Founded in 1985, with over 5500 employees worldwide, Covansys was one of the first U.S.-based IT services companies to establish offshore facilities in India and is a pioneer in seamlessly integrating offshore capabilities into its offerings. Two of the company's three wholly owned development centers in India are assessed at Level 5 in SEI CMM (R). All three are ISO 9001:2000 certified and assessed at Level 5 in PCMM (R). Covansys was named one of the leading IT companies for state and local governments in 2002 and 2003 by Washington Technology magazine, and one of the top 500 solution providers in 2002 and 2003 by VAR Business magazine. Visit Covansys at: www.covansys.com.

About Aradyme Corporation
-------------------------
Aradyme Corporation is a new generation data technologies company that provides the most advanced and innovative data migration solutions and application development available in the marketplace today. These services and solutions are made possible by a suite of exclusive database management tools and a database platform. The company's technology, which is 100% dynamic-schema driven, is the result of several breakthroughs the company has made in its underlying database management system (DBMS) technology that enable it to assist customers in overcoming many of the constraints and limitations that have plagued the database industry for years. Using Aradyme, customers are able to gain more control over the data in their DBMS and legacy systems; have greater flexibility and utility of both data and database applications; efficiently and accurately solve database-related business problems and realize more cost-effective solutions; accelerate the deployment of new database management solutions; and better manage and grow their businesses. For more information about Aradyme, call (801)756-9585 or visit the company's web site at www.aradyme.com.

                                       ###

This release contains forward-looking statements. Forward-looking statements are not guarantees of future agreements, events or results. Forward-looking statements are subject to risks and uncertainties outside Aradyme's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see Aradyme's SEC reports.


Aradyme Contact:           Media Contact:                Covansys Contact:

Russell Arnold             Kimberly Carroll              John Bastin
Aradyme Corporation        PR In Motion, LLC             Elections Practice Lead
Phone: 801-756-9585        Phone: 801-304-9494           860-613-4511
rarnold@aradyme.com        kimberly@prinmotion.com       jbastin@covansys.com